UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.     )

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Texas Industries, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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TEXAS INDUSTRIES, INC. 1341 W. MOCKINGBIRD LANE • DALLAS, TEXAS 75247 • (972) 647-6700

August 24, 2006

DEAR SHAREHOLDER:

You are cordially invited to attend our Annual Meeting of the Shareholders, to be held at 9:30 a.m. Central Daylight Time, on Tuesday, October 17, 2006, at the James M. Collins Executive Education Center on the campus of Southern Methodist University, 3150 Binkley Avenue, Dallas, Texas.

The following Notice of Annual Meeting and Proxy Statement describe the formal business to be transacted at the Annual Meeting. During the Annual Meeting we will also report on our operations. Our 2006 Annual Report accompanies this Proxy Statement.

It is important that your shares be represented at the Annual Meeting regardless of the size of your holdings. If you are unable to attend in person, we urge you to participate by voting your shares by proxy. You may do so by filling out and returning the enclosed proxy card or by voting your proxy by telephone or via the Internet.

If you arrive early, you are invited to have coffee and meet informally with the Directors.

Sincerely, Mel G. Brekhus President

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held On October 17, 2006

The Annual Meeting of Shareholders of Texas Industries, Inc. will be held at the James M. Collins Executive Education Center on the campus of Southern Methodist University, 3150 Binkley Avenue, Dallas, Texas, on Tuesday, October 17, 2006, at 9:30 a.m. (CDT) for the following purposes:

1.	To elect three directors to terms expiring in 2009;

2.	To approve the Master Performance-Based Incentive Plan;

3.	To approve the selection of Ernst & Young LLP as our independent auditors; and

4.	To transact any other business that may properly come before the Annual Meeting or any adjournment thereof.

Only shareholders of record at the close of business on August 21, 2006, will be entitled to vote at the Annual Meeting. A list of such shareholders will be open for examination by any shareholder during ordinary business hours for a period of ten days prior to the Annual Meeting, at our executive offices at 1341 W. Mockingbird Lane, Dallas, Texas 75247-6913.

While we encourage you to attend the Annual Meeting, please vote your shares as promptly as possible. You may vote your shares in a number of ways. You may mark your votes, date, sign and return the proxy card. If you have shares registered in your own name, you may choose to vote those shares via the Internet at http://www.proxyvoting.com/txi, or you may vote telephonically, within the U.S. and Canada only, by calling the toll-free number listed in the instructions set forth on the proxy card. If you hold our shares with a broker or bank, you may also be eligible to vote via the Internet or by telephone if your broker or bank participates in the proxy voting program provided by ADP Investor Communication Services.

By Order of the Board of Directors, Frederick G. Anderson Secretary

Dallas, Texas

August 24, 2006

TEXAS INDUSTRIES, INC. 1341 W. MOCKINGBIRD LANE • DALLAS, TEXAS 75247 • (972) 647-6700

PROXY STATEMENT

for

ANNUAL MEETING OF SHAREHOLDERS

To Be Held October 17, 2006

SOLICITATION OF PROXIES

This Proxy Statement is furnished in connection with the solicitation by and on behalf of the Board of Directors of Texas Industries, Inc., a Delaware corporation (the “Company” or “we”, “our” or “us”), of proxies for exercise at our Annual Meeting of Shareholders to be held on October 17, 2006, and at any adjournment thereof. The approximate date on which this Proxy Statement and accompanying proxy is first being sent to shareholders is August 25, 2006.

We will pay the cost of soliciting proxies. In addition to solicitation by mail, we request that banks, brokers and other custodians, nominees and fiduciaries send proxy material to the beneficial owners and secure their voting instructions if necessary. We will reimburse them for their expenses in so doing. If proxies are not promptly received, our employees may solicit proxies from some shareholders in person, by telephone or by telecopy. In addition, we have retained ADP Investor Communication Services and Mellon Investor Services LLC to assist in the solicitation of proxies at an aggregate cost of $10,000 plus reasonable out-of-pocket expenses.

OUTSTANDING VOTING STOCK AND QUORUM

We had 23,976,560 shares of common stock outstanding on August 21, 2006, our record date. Each share is entitled to one vote. The presence at the Annual Meeting, in person or by proxy, of the holders of a majority of our issued and outstanding common stock is necessary to constitute a quorum to transact business.

VOTING OF PROXY

Although you may not be able to attend the Annual Meeting in person, if you are a shareholder of record at the close of business on the record date you may vote by using the proxy solicited by the Board of Directors. Voting by use of the proxy can be accomplished either by dating, signing and returning the proxy card in the envelope which is enclosed with this document, by calling the toll-free number and following the instructions set forth on the proxy card, or via the Internet by following the instructions set forth on the proxy card.

Your shares cannot be voted at the Annual Meeting unless you are present or represented by proxy. You may revoke your proxy prior to the voting by notice in writing to the Secretary of the Company at the address stated above, by submitting another proxy by telephone or via the Internet, or by voting in person at the Annual Meeting.

Whether you choose to vote by mail, telephone or Internet, you can specify approval, disapproval or abstention from each proposal set forth on the proxy card. If you properly sign and return the proxy card or vote by telephone or Internet without specifying how the shares are to be voted, those shares will be voted in accordance with the Board of Directors’ recommendations.

Abstentions and broker non-votes (as defined below) will be counted for the purpose of determining whether a quorum is present at the Annual Meeting. For the purpose of electing directors, abstentions, broker non-votes and withheld votes are not counted. For the purpose of determining whether a proposal (except for the election of directors) has received a majority vote, abstentions will be included in the vote totals with the result that abstentions will have the same effect as a negative vote, and broker non-votes will not be included in the vote totals and, therefore, will have no effect on the vote. Broker non-votes are shares held in street name and the broker is prohibited from exercising discretionary authority for the beneficial owner who has not returned a proxy.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table furnishes information concerning all persons known to us to beneficially own 5% or more of our common stock as of June 30, 2006.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
FMR Corp. (1) 82 Devonshire Street Boston, Massachusetts 02109	3,467,963	14.5%

(1)	Based on Form 13F filed with the Securities and Exchange Commission for the quarter ended June 30, 2006.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Our bylaws provide for a board of directors of not fewer than three nor more than twenty-one directors with the actual number to serve at any time to be determined by resolution of the board. The board has determined that the number of directors constituting the full board shall be eight. The bylaws also provide that the board shall be divided into three classes, each class being as nearly equal in number as possible. The three classes have staggered terms of three years. The terms of office of three of our directors expire at this Annual Meeting.

Nominees for election are Gordon E. Forward, Keith W. Hughes and Henry H. Mauz, Jr., all of whom are standing for re-election.

The proxies solicited hereby cannot be voted for a greater number of persons than the three nominees named below. Unless otherwise indicated, all proxies that authorize the persons named therein to vote for the election of directors will be voted for the election of the nominees named below. Directors are elected by plurality vote. If any of the nominees named should not be available for election as a result of unforeseen circumstances, it is the intention of the persons named in the proxy to vote for the election of such substitute nominee, if any, as the board of directors may propose.

Nominees for Directors

The following are nominees for election as directors for a term of office expiring at the Annual Meeting of Shareholders in 2009 or until their respective successors have been elected and qualified.

Name	Age	Principal Occupation During Past Five Years*	Served as Director Since	Proposed Term to Expire
Gordon E. Forward	70	Chairman Emeritus of United States Council for Sustainable Development (non-profit association of businesses), Austin, Texas, since December 2002; Private Investments since 2001; Vice Chairman of the Board of Directors of the Company from July 1998 through May 2000; President and Chief Executive Officer of Chaparral Steel Company (at the time, a subsidiary of the Company), Midlothian, Texas until July 1998; director of Norbord Inc.	1991	2009

Keith W. Hughes	60	Management Consultant to domestic and international financial institutions since April 2001; Vice Chairman of Citigroup Inc. (commercial banking), New York, New York from November 2000 to April 2001; Chairman and Chief Executive Officer of Associates First Capital Corporation (consumer and commercial finance), Dallas, Texas from February 1995 through November 2000; director of Fidelity National Information Services, Inc. and Pilgrim’s Pride Corporation	2003	2009

Henry H. Mauz, Jr.	70	Admiral U.S. Navy (Ret.); Member of Advisory Board of Northrop Grumman Ship Systems (shipbuilding), Pascagoula, Mississippi; past President of Naval Postgraduate School Foundation, Inc. (non-profit organization for enhancement of Naval Postgraduate School), Monterey, California; director of Con-way Inc.	2003	2009

*	Based upon information provided by the directors as of June 30, 2006.

Your Board of Directors recommends that you vote FOR all of the nominees listed above.

Continuing Directors

The term of office for each of the continuing directors expires at the Annual Meeting of Shareholders to be held in the year indicated below, or until his successor is elected and qualified.

Name	Age	Principal Occupation During Past Five Years*	Served as Director Since	Term to Expire
Robert Alpert	74	President and Chairman of the Board of Angelholm Corp. d/b/a The Alpert Companies (a management company for personal investments), Dallas, Texas, since 1995; managed his own portfolio of companies since 1961 with investments in banking, finance, real estate and entertainment; director of Argo Funding Co. L.L.C. (venture capital), Dallas, Texas, and Trio Consulting (UK) Ltd. (manufacturing), Stockholm, Sweden	1975	2008

Mel G. Brekhus	57	President and Chief Executive Officer of the Company since June 1, 2004; Executive Vice President-Cement, Aggregate and Concrete of the Company from 1998 until June 2004	2004	2007

Sam Coats	65

Business and aviation consultant since March 2006; President and Chief Executive Officer of Schlotzsky’s, Inc. (fast casual dining restaurants) and S.I. Restructuring, Inc. from June 2004 until March 2006 (Schlotzsky’s, Inc. hired Mr. Coats to restructure the company and, as a part thereof, it filed under chapter 11 of the Bankruptcy Code in August 2004); business and aviation consultant from January 2002 until June 2004; President and Chief Executive Officer of Sammons Travel Group (package tour operator) from July 2000 until June 2001; prior to July 2000, served in various positions, including as chief executive officer, of two airlines and an airline management software company; director of Safety-Kleen Holdco, Inc.

			2005	2008

Thomas R. Ransdell	64	Private investments since July 2004; served in various management positions with Vulcan Materials Company (largest domestic producer of aggregates) from 1978 until 2004, most recently as President of the Southwest Division	2005	2008

Robert D. Rogers	70	Chairman of the Board of the Company since October 2004; President and Chief Executive Officer of the Company from 1970 until May 31, 2004; director of Con-way Inc. and Adams Golf, Inc.	1970	2007

*	Based upon information provided by the directors as of June 30, 2006.

BOARD OF DIRECTORS, BOARD COMMITTEES, MEETINGS, ATTENDANCE AND FEES

Meetings and Fees

In fiscal year 2006, the board of directors held six meetings. Each incumbent director attended more than 75% of all meetings of the board of directors and the committees on which he served during fiscal year 2006. We do not have a formal policy regarding director attendance at annual meetings of shareholders, but we encourage each director to attend each annual meeting of shareholders. Seven directors attended the 2005 annual meeting of shareholders.

Non-employee directors receive an annual fee of $40,000. The chairman of the audit committee receives an additional annual fee of $10,000, and other members of the committee receive an additional annual fee of $2,000. The lead director and the chairmen of the compensation and governance committees each receive an additional annual fee of $5,000, and each member of these committees receives an additional annual fee of $1,000. Additionally, the Chairman of the Board receives an annual grant of 2,500 restricted shares of common stock and each other non-employee director receives an annual grant of 1,000 restricted shares of common stock. One third of the restricted shares will vest at the next annual shareholders’ meeting after the date of grant, and another one-third at each of the next two annual shareholders’ meetings so that 100% of the restricted stock is vested after the third annual shareholders’ meeting after the date of grant. Upon termination of a director’s service, any unvested restricted shares will be forfeited and transferred back to the Company.

Directors may defer their annual fees in whole or in part by delivering to the Company a written election to defer pursuant to the Deferred Compensation Plan for Directors of Texas Industries, Inc. prior to the year during which he or she wishes to defer receipt of the fees. The plan applies to deferrals made in calendar years beginning with 2005. A director’s deferred account balance is denominated in shares of Company common stock by crediting to the account the number of shares of common stock determined by dividing the deferred amount of compensation by the average market price of the common stock for the thirty trading days prior to the first day of the year in which the deferred amount would otherwise be paid. Cash dividends are credited to the account in the form of common stock at a value equal to the fair market value of the stock on the date of payment of the cash dividend. The account balance on the earlier of the date, if any, elected by the director in the written election to defer, and the date on which he or she ceases to serve as a director for any reason will be distributed in shares of common stock to the director within 30 days thereafter.

We will make an annual charitable contribution of up to $10,000 to a charity designated by each non-employee director. We also reimburse directors for travel, lodging and related expenses they may incur in attending board and committee meetings.

Board of Directors

The board of directors currently has eight members. All but Messrs. Mel G. Brekhus and Robert D. Rogers are independent, based on the New York Stock Exchange listing standards for independence. Mr. Brekhus became our President and Chief Executive Officer and was appointed to the board on June 1, 2004. Prior to that date he served as our Executive Vice President-Cement, Aggregate and Concrete. Mr. Rogers retired as our President and Chief Executive Officer on May 31, 2004. Even though these directors are not independent, the board of directors believes that their wealth of experience and knowledge about the Company contributes greatly to the board.

Committees of the Board

The board of directors has four standing committees that are described below. Currently, all board committees other than the executive committee are composed entirely of independent, non-employee directors. The audit, compensation and governance committees are governed by written charters, which are available on our website (http://www.txi.com).

Audit Committee

The audit committee, which met seven times during 2006, is currently comprised of Mr. Hughes (Chair), Mr. Coats and Mr. Ransdell. All members meet the New York Stock Exchange listing requirements for independence. In the business judgment of the board, each of these directors has accounting or related financial management experience required under New York Stock Exchange listing standards, and each of them has been designated by the board of directors as an “audit committee financial expert” as defined by the Securities and Exchange Commission. The committee selects, evaluates and oversees our independent auditors, and provides oversight on matters relating to our corporate accounting, financial reporting, internal control and disclosure practices. In addition, the committee reviews our audited financial statements and quarterly financial statements with management and independent auditors, recommends whether such audited financial statements should be included in our Annual Report on Form 10-K and prepares a report to shareholders to be included in this proxy statement.

Compensation Committee

The compensation committee, which met four times in 2006, is currently comprised of Mr. Forward (Chair), Mr. Mauz and Mr. Coats. All members meet the New York Stock Exchange listing requirements for independence. This committee establishes and monitors overall compensation programs and salaries for the Company, reviews the performance of management including the Chief Executive Officer, reviews and approves their salaries and other compensation (except the base compensation of the Chief Executive Officer which must be approved by the independent directors following the recommendation of the compensation committee), and approves our incentive plans. The committee also advises the board generally with regard to other compensation and employee benefit matters.

Compensation Committee Interlocks and Insider Participation

No member of the compensation committee is or has been an officer or employee of the Company or its subsidiaries, except Gordon E. Forward, who was an officer of the Company at the time of his retirement on June 1, 2000. None of our executive officers served as a member of the compensation committee (or other board committee performing similar functions, or in the absence of any such committee, the entire board of directors) of another corporation, one of whose executive officers served on our compensation committee or as our director. None of our executive officers served as a director of another corporation, one of whose executive officers served on our compensation committee.

Governance Committee

The governance committee, which met four times in 2006, is comprised of Mr. Mauz (Chair), Mr. Hughes and Mr. Ransdell. All members meet the New York Stock Exchange listing requirements for independence. This committee assists the board of directors in identifying individuals qualified to become directors and recommends to the board the nominees for election as directors at the next annual meeting of shareholders. The committee also assists the board in determining its committee structure, selection of committee members, developing and implementing our corporate governance guidelines and overseeing the evaluation of the board of directors and its committees.

The governance committee identifies nominees for director from various sources. The governance committee will consider director nominations (other than self-nominations) submitted by shareholders. Such nominations should be submitted to the Secretary of the Company in accordance with the requirements described in the second paragraph under “2007 Shareholder Proposals.” This submission must contain (i) as to each nominee, all information that would be required to be disclosed in a proxy statement with respect to the election of directors pursuant to the Securities Exchange Act of 1934, as amended; (ii) the name and address of the shareholder making the nomination, and the number of shares and length of ownership thereof; (iii) whether the nominee meets the objective criteria for independence of directors under the rules of the New York Stock Exchange and our corporate governance guidelines; (iv) a description of all arrangements or understandings, and the relationship, between the shareholder and the nominee, and the same as between the nominee and the shareholder on the one hand and the Company on the other; and (v) the written consent of each nominee to serve as a director, if so elected. The committee will consider and evaluate persons recommended by shareholders in the same manner as potential nominees identified by the governance committee and the board of directors.

In assessing potential director nominees, the committee considers individuals who have demonstrated exceptional ability and judgment and who will be most effective, in conjunction with the other directors and nominees, in collectively serving the long-term interests of the shareholders. All director nominees must possess a reputation for the highest personal and professional ethics, integrity and values. The committee will also consider any potential conflicts of interest and the number of potential nominees in relation to the number of directors to be elected. In addition, nominees must also be willing to devote sufficient time and effort in carrying out their duties and responsibilities effectively, and should be committed to serve on the board for an extended period of time.

Executive Committee

The executive committee, which did not meet in 2006, is comprised of Mr. Brekhus (Chair), Mr. Rogers, and Mr. Alpert. The bylaws provide that the committee may exercise the powers of the board of directors in the management of the business and affairs of the Company, except the committee may not exercise the power to fill vacancies in the board, change the membership of or fill vacancies in any committee, change the bylaws, declare dividends, issue stock, or approve, adopt or recommend to stockholders any actions required to be submitted to stockholders for a vote.

Executive Sessions and Lead Director

Our non-management directors and independent directors hold executive sessions in accordance with the New York Stock Exchange Listed Company Manual. Because our Chairman of the Board is not an independent director, the board has elected Robert Alpert as lead director to preside at the executive sessions.

Communications with Directors

Shareholders may communicate directly with the board of directors, the non-management directors as a group or any particular director by sending written correspondence to the attention of the board or the desired group or individual in care of the General Counsel of the Company at Texas Industries, Inc., 1341 W. Mockingbird Lane, Suite 700W, Dallas, Texas 75247. Written communications may also be submitted anonymously by email at txi@openboard.info. The written communications will be forwarded to the person or persons addressed unless such communications are considered, in the reasonable judgment of the General Counsel, to be inappropriate for submission to the intended recipients. Examples of shareholder communications that would be considered inappropriate for submission include those regarding matters such as customer complaints, solicitations, communications that do not relate directly or indirectly to our business or that relate to improper or irrelevant topics.

Other Relationships and Transactions

Mr. Robert D. Rogers, our Chairman of the Board, is the father of James B. Rogers, our Vice President-Consumer Products.

In fiscal year 2006, we paid the law firm of Rogers & Wright, P.C. the sum of $278,248 in legal fees and expenses related to its representation of the Company in a condemnation matter related to real property owned by the Company in central Texas. Richard G. Rogers, a shareholder in the firm who specializes in condemnation law. is the brother of our Chairman, Robert D. Rogers, and the uncle of our Vice President-Consumer Products, James B. Rogers.

No other reportable transactions occurred between the Company and any officer, director or nominee for director, or any affiliate of or person related to any of them, since the beginning of our last fiscal year (June 1, 2005).

SECURITY OWNERSHIP OF MANAGEMENT

The following table sets forth as of June 30, 2006, the approximate number of shares of our common stock beneficially owned by each director, by each nominee for director, by each executive officer named in the Summary Compensation Table and by all of our directors and executive officers as a group.

	Company Common Stock
	Beneficially Owned**		Percent
Robert Alpert	74,241	(1)	*
Mel G. Brekhus	271,372	(1)	1.1
Sam Coats	1,300		*
Gordon E. Forward	6,333		*
Keith W. Hughes	3,500		*
Henry H. Mauz, Jr.	2,500		*
Thomas R. Ransdell	1,004		*
Robert D. Rogers	350,988	(1)	1.5
Richard M. Fowler	158,678	(1)	*
Frederick G. Anderson	4,612	(1)	*
William J. Durbin	32,625	(1)	*
J. Lynn Davis	26,962	(1)	*
All directors and executive officers as a group (18 persons)	1,157,622	(1)	4.7

*	Represents less than one percent (1%) of the total number of shares outstanding.
**	Except as indicated in the note below, each person has the sole voting and investment authority with respect to the shares set forth in the above table.
(1)	Includes, with respect to such persons, shares of common stock subject to options exercisable within 60 days of June 30, 2006, as follows: Robert Alpert, 37,328 shares; Mel G. Brekhus, 219,170 shares; Robert D. Rogers, 134,648 shares; Richard M. Fowler, 113,706 shares; Frederick G. Anderson, 4,612 shares, William J. Durbin, 20,023 shares; J. Lynn Davis, 19,490 shares; and all directors and executive officers as a group, 716,150 shares.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth information about the compensation for services in all capacities to the Company for the fiscal years ended May 31, 2006, 2005 and 2004, of those persons who were, at May 31, 2006, our (i) Chief Executive Officer and (ii) other four most highly compensated executive officers:

Long Term Compensation
		Annual Compensation		Awards	Payouts
				Securities Underlying Options/SARs (#)(1)	LTIP Payouts ($)	All Other Compensation ($)(2)
Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)
Mel G. Brekhus (3) President and Chief Executive Officer	2006 2005 2004	500,000 497,115 352,115	511,800 375,819 87,149	20,000 156,645 —	416,750 — —	8,959 7,790 7,600

Richard M. Fowler Executive Vice President-Finance and Chief Financial Officer	2006 2005 2004	357,115 345,000 322,115	274,157 195,615 79,724	12,000 13,331 —	190,000 — —	8,964 9,146 7,600

Frederick G. Anderson Vice President-General Counsel and Secretary	2006 2005 2004	258,654 139,423 —	198,568 79,053 —	10,000 23,063 —	68,750 — —	7,505 — —

William J. Durbin Vice President-Human Resources	2006 2005 2004	253,654 245,000 222,115	194,730 138,915 54,974	9,000 9,465 —	135,000 — —	8,977 7,790 7,600

J. Lynn Davis Vice President-Cement	2006 2005 2004	215,000 209,231 185,000	165,055 70,302 30,303	8,000 4,133 —	107,500 — —	9,144 7,974 6,984

(1)	The number of securities underlying options/SARs has been adjusted to reflect the spin-off of Chaparral Steel Company on July 29, 2005.
(2)	Vested and non-vested portion of amounts contributed and allocated by employer to employee benefit plans.
(3)	Pursuant to his employment agreement, payment of $434,208 of Mr. Brekhus’ total cash compensation for 2006 was deferred until the earlier of (i) the first time the deductibility of a payment of some or all of such deferred amount will not be limited by Section 162(m) of the Internal Revenue Code (as reasonably determined by the Company), and (ii) the date Mr. Brekhus’ employment with the Company is terminated.

Agreements and Plans

Employment Contract. Mel G. Brekhus, our President and Chief Executive Officer, has entered into a three-year employment contract with the Company through May 31, 2007. The agreement, as amended, provides for base annual compensation of $500,000 and a share appreciation rights grant on June 1, 2004 in the amount of 133,315 units (as adjusted for the spin-off of Chaparral Steel Company). Mr. Brekhus will also participate in our annual and three-year incentive compensation plans adopted from time to time by the Board of Directors for employees and key executives. To the extent that Section 162(m) of the Internal Revenue Code of 1986, as amended, would limit the Company’s deduction of any portion of Mr. Brekhus’ base annual compensation and incentive compensation earned during any one fiscal year if it were paid to him, payment of such nondeductible portion of any incentive compensation, plus interest, shall be deferred until 15 days after the earlier of (i) the first time the deductibility of a payment of some or all of such deferred amount will not be limited by Section 162(m) (as reasonably determined by the Company), and (ii) the date Mr. Brekhus’ employment with the Company is terminated. Following a change of control of the Company, Mr. Brekhus will no longer be subject to the non-competition provisions contained in his employment contract and executive financial security plan.

Executive Financial Security Plans. We offer executive financial security plans to executive officers and certain senior managerial employees. Participation is voluntary. Our president and chief executive officer and all other named executive officers are participants in the plans. The plans require deferral of a portion of a participant’s salary and provide retirement, death and disability benefits to participants. A participant becomes vested after five years of participation, upon death or disability, or in certain circumstances after a change in control of the company. Under the plan, the normal benefits available to a vested participant at age 65 are an annual retirement benefit of 45% of covered annual salary payable in equal monthly installments each year for the participant’s life with a 15-year certain benefit, and a death benefit payable to the participant’s beneficiaries equal to 25% of the participant’s covered annual salary. Vested participants that are 55 or older may retire early with a pro rata reduction in benefits based on the reduced time of participation and, with respect to the retirement benefit, a further actuarial reduction due to commencement of benefits prior to reaching age 65. Upon the death of a participant while still employed by the Company, the participant’s beneficiaries will receive 100% of the participant’s covered annual salary for the first year and 50% of covered annual salary each year thereafter for the longer of nine years or until the participant would have attained age 65, or if the participant was eligible for early retirement at the date of death, the beneficiary may instead elect to receive early retirement benefits. If a participant is disabled for six continuous months, the participant’s salary deferrals are waived but are deemed to have been made for all other purposes. In the event of termination of employment in certain circumstances following a change in control (as defined in the plans), a participant will be deemed to be fully vested, and a participant who has reached age 55 will receive benefits as if he had reached age 65 and retired, and a participant who has not reached age 55 will have five years added to his service time for purposes of calculating benefits that are payable at age 65.

Certain participants first started participating in the plans when some of the terms were different from the current plans. In some of these plans, including Mr. Brekhus’ plan, the normal retirement benefit at age 65 is a lump sum between 2.5 and 10 times covered annual salary depending upon age at enrollment and the time when additional coverage is offered. Ninety percent of the total benefit is paid in monthly installments after retirement over a period selected by the participant so long as the period meets certain minimum requirements, and ten percent is paid to the participant’s beneficiary upon the participant’s death. These plans also provide for reduced payments if a participant retires early or terminates employment before retirement. In certain other plans, including Mr. Fowler’s plan, the annual retirement benefit is higher than 45% of covered annual salary. In Mr. Fowler’s case, the annual retirement benefit is currently 55.5% of covered annual salary.

New plans became effective January 1, 2005 to comply with new Section 409A of the Internal Revenue Code and to make other changes. The prior plans in effect on December 31, 2004 continue to apply to all benefits vested on that date. The changes in the new plans generally did not change the amount of benefits provided under the prior plans (except that early retirement benefits under the new plans are reduced by an actuarial factor applied to benefits accrued after December 31, 2004 and payments to participants under age 55 are reduced in certain circumstances after a change in control). The new plans require coordination of benefits under the prior and new plans so that there is no duplication of benefits.

Based on current salary and deferral levels, the estimated monthly benefits payable upon retirement at normal retirement age for each of the named executive officers is as follows: Mel G. Brekhus, $33,333 for 108 months; Richard M. Fowler, $15,947 for life or 180 months certain; Frederick G. Anderson, $9,375 for life or 180 months certain; William J. Durbin, $9,187 for life or 180 months certain, and J. Lynn Davis, $9,722 for life or 180 months certain.

Change in Control Severance Agreements. Our president and chief executive officer, the other named executive officers and certain other officers have entered into Change in Control Severance Agreements with the Company. These agreements provide that if within two years following a change in control of the Company (as defined in the agreements) the employment of the officer is terminated by the Company for a reason other than cause or by the officer for good reason (as defined in the agreements), the Company will (i) pay such officer two times such officer’s annual base salary and incentive bonuses, (ii) pay the excise tax, if any, due by the officer under section 4999 of the Internal Revenue Code, and (iii) provide employee benefits for two years. Also, all then unvested stock options or stock appreciation rights granted to the officer by the Company will become immediately vested and exercisable. The agreements continue in effect through December 31, 2007. Each January 1 thereafter, the term of this agreement is automatically extended for one additional year, except if a change in control occurs during the original or extended term of the agreement, the agreement will continue in effect for a period of twenty four (24) months after the date of the change in control and will then expire.

Annual Incentive Plan. We have a performance-based annual incentive plan in which our officers, including the named executive officers, and certain other regular employees participate. We have established an objective of having, over time, an average return on equity that is 50% better than the U. S. manufacturing industry average of 12%. Our annual return on equity objective is translated into a return-on-assets goal, which allows employees to more easily track progress toward goal achievement. Each year the Compensation Committee approves return on asset goals by geographic region, including minimum and target goals, for the next fiscal year. At the minimum award goal, the Company should produce a 12% return on equity, or the U. S. manufacturing industry average. At the target award goal, the Company should produce an 18% return on equity, or 50% better than the U. S. manufacturing industry average. If the Company achieves the minimum return on assets goal, each participant is paid a percentage of his or her annual base earnings (excluding incentive payments) depending on the return on assets achieved. At the minimum goal, the chief executive officer’s incentive payment would be 24% of his base earnings, and the other officers’ incentive payment would be 18% of their base earnings. At the target goal, the chief executive officer’s incentive payment would be 40% of his base earnings, and the other officers’ incentive payment would be 30% of their base earnings. The award percentages increase as the return on assets increases. The Compensation Committee may exclude certain amounts from the calculation of return on assets, such as the costs incurred in the spin-off of Chaparral Steel Company and the related refinancing, which were excluded from the calculation of the fiscal year 2006 return on assets.

Long Term Incentive Plans. We have performance-based long term incentive plans in which our officers, including the named executive officers, participate. Each year the Compensation Committee approves consolidated average return-on-equity goals for a performance period of the next three fiscal years. The minimum goal is 12% for the performance periods ending on May 31, 2007 and 2008, and 14% for the performance period ending on May 31, 2009. If the Company achieves the minimum average return on equity goal for the performance period, each participant in the plan is paid a percentage of his or her annual base salary depending on the average return on equity achieved. At the minimum goal, the chief executive officer’s incentive payment would be 100% of his base salary, and the other officers’ incentive payment would be 50% of their base salaries. The chief executive officer’s maximum incentive payment would be 280% of his base salary if the average return on equity for a three year performance period is 20% or more, and the other officers’ maximum incentive payment would be 140% of their base salaries. The Compensation Committee may exclude certain amounts from the calculation of return on equity, such as the costs incurred in the spin-off of Chaparral Steel Company and the related refinancing, which were excluded from the calculation of the fiscal year 2006 return on equity.

The future awards that will be made to eligible participants under the long term incentive plans cannot be determined with certainty at this time since they are based on the future return on equity achieved by the Company.

Equity Compensation Plan. Our Texas Industries, Inc. 2004 Omnibus Equity Compensation Plan was approved by our stockholders in October 2004. Under this plan, stock options (non-qualified and incentive), stock appreciation rights, restricted stock and other stock-based awards can be granted to employees, including the named executive officers, and directors of the Company and its consolidated subsidiaries. We have reserved 2.5 million shares of common stock for issuance pursuant to this plan. The exercise price of a stock option cannot be less than the fair market value of our common stock on the date of grant. The stock options and other awards become exercisable, or vest, in amounts and at times designated at the time of award. Stock options generally vest in annual installments of 20% over a five-year period, subject to acceleration upon the occurrence of certain events such as a change in control of the Company, and expire ten years from the grant date. Participants awarded stock options do not receive dividends or dividend equivalents or have any voting rights with respect to the shares of common stock underlying the stock options. Awards of restricted stock are subject to restrictions on transfer and forfeiture prior to vesting.

2006 Stock Option and SAR Grants

The following table sets forth certain information concerning options granted during the fiscal year ended May 31, 2006, to each named executive officer under our 2004 Omnibus Equity Compensation Plan:

Name	Number of Securities Underlying Options/SARs Granted (#)(1)	Percent of Total Options/SARs Granted to Employees in 2006	Exercise or Base Price Per Share ($/sh)	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term (2)
					5%	10%
Mel G. Brekhus	20,000	9.0%	51.705	January 18, 2016	650,340	1,648,089
Richard M. Fowler	12,000	5.4%	51.705	January 18, 2016	390,204	988,853
William J. Durbin	9,000	4.0%	51.705	January 18, 2016	292,653	741,640
Frederick G. Anderson	10,000	4.5%	51.705	January 18, 2016	325,170	824,045
J. Lynn Davis	8,000	3.6%	51.705	January 18, 2016	260,136	659,236

(1)	The options to purchase common stock become exercisable in five equal annual installments beginning one year from the date of grant.
(2)	The dollar amounts under these columns are the result of calculation at the 5% and 10% rates set by the Securities and Exchange Commission and are not intended to forecast possible future appreciation, if any, of the price of our common stock. We did not use an alternative formula for a grant date value as we are not aware of any formula which will determine with reasonable accuracy a present value based on future unknown or volatile factors.

Option/SAR Exercises and Year-End Values

The following table provides information concerning each stock option and SAR exercised during the fiscal year ended May 31, 2006, by each of the named executive officers and the value of unexercised options and SARs held by such executive officer on May 31, 2006.

Name	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options/SARs at Fiscal Year End (#)(1) Exercisable/ Unexercisable	Value of Unexercised In-the-Money Options/SARs at Fiscal Year End ($)(2) Exercisable/ Unexercisable
Mel G. Brekhus	0	0	245,833 / 181,577	5,780,376 / 3,380,677
Richard M. Fowler	0	0	113,706 / 56,262	2,726,040 / 1,059,602
William J. Durbin	25,915	933,355	20,023 / 44,304	536,762 / 874,209
Frederick G. Anderson	0	0	4,612 / 28,451	34,391 / 137,580
J. Lynn Davis	0	0	19,490 / 24,639	569,315 / 434,894

(1)	The number of shares underlying unexercised options/SARs has been adjusted to reflect the spin-off of Chaparral Steel Company on July 29, 2005.
(2)	Computed based upon the difference between aggregate fair market value and aggregate purchase price.

Performance Graph

During the years presented below until July 29, 2005, we had two major business segments — a cement, aggregate and concrete (“CAC”) segment and a steel segment. On July 29, 2005, we spun off Chaparral Steel Company, our steel segment. The following chart compares our cumulative total shareholder return on our common stock for the five-year period ended May 31, 2006, with the cumulative total return of the Standard & Poor’s 500 Composite Stock Price Index (the “S&P 500”) and a CAC peer group comprised of Eagle Materials, Inc., Florida Rock Industries, Inc., Martin Marietta Materials, Inc. and U.S. Concrete, Inc. (the “Peer Group”). These comparisons assume the investment of $100 on May 31, 2001, and the reinvestment of dividends.

REPORT OF THE COMPENSATION COMMITTEE

ON EXECUTIVE COMPENSATION

The Compensation Committee establishes the general compensation policies of the Company and recommends to the board incentive compensation plans for executive officers. It also administers the Company’s equity based compensation plans. The Company’s benefit plans, such as its retirement plan and group insurance plan, are administered by the Company’s Welfare Committee which is comprised of officers of the Company.

General. The objective of the Company’s management compensation program is to (i) attract and retain highly qualified and productive individuals; (ii) motivate such individuals; and (iii) align their interests with those of the Company’s stockholders by building long-term value and thereby improving the return to the Company’s stockholders. The program provides for competitive base salaries, annual bonus opportunities, long-term incentives in the form of a rolling three-year incentive plan, stock options and other forms of equity based compensation and competitive benefits including health, life and disability insurance, vacation, a financial security plan and a savings and defined contribution retirement plan. Typically, executives receive annual performance reviews. Such reviews cover considerations such as revenue generated, operating profit, return on assets, cost improvements, operational efficiency, safety, customer service, and cooperation with other employees, depending on the responsibilities of the executive. Only the Chief Executive Officer of the Company has an employment agreement.

Compensation Elements. An executive officer’s total compensation consists of three basic elements — base salary, annual incentives and long-term incentives. Annual and long-term incentives are a significant portion of total compensation and are strongly linked to financial performance.

Salaries. Salary comprises approximately 50% of the total compensation objective for an executive other than the Chief Executive Officer. Salaries of the Company’s executive officers are determined by the general compensation policies established by the Committee. Subjective criteria such as the impact the executive has on the Company, the skills and experience required by the job, individual performance and internal equities are considered in determining salary levels. Quantitative relative weights are not assigned to the different criteria nor is a mathematical formula followed. Salaries are also reviewed periodically and compared to industry and geographic salary surveys to assure that they are in line with competitive market levels. The Company may at times suspend or limit salary increases when the operating performance of the Company will not support such increases.

Annual Incentives. Annual cash incentives, which comprise approximately 15% of an executive’s total compensation objective, are provided in order to (i) encourage above-average performance and teamwork, (ii) focus employees’ work on short-term results which are key to the Company’s long-term business success, and (iii) attract and retain the best possible employees by rewarding outstanding performance. The Committee recommends and the Board of Directors annually considers and adopts for the ensuing fiscal year annual cash incentive plans for employees of various business segments of the Company, including the named executives, who do not participate in operations/production plans. A cash bonus equal to a designated percentage of an eligible executive’s annual salary is earned if pre-established levels of return on equity (translated into a return on assets) are achieved by the respective business segments of the Company. Cash incentive awards increase as specified return on equity levels increase. Target return on equity levels and the designated percentage of an executive’s salary are not established for executives individually. Rather, they are the same for all executives in order to foster a team-based approach. The Board of Directors has approved annual incentive plans for fiscal year 2007 under which a threshold return on equity for each of the business segments has been established.

Long-Term Incentives. Long-term incentives, which comprise approximately 35% of an executive’s total compensation objective, are provided under a continuous rolling three-year executive cash incentive plan, established for certain executives of the Company including the named executives, and the Company’s equity based compensation plans. The Company provides equity based compensation awards, which are typically stock options, under the 2004 Omnibus Equity Compensation Plan. Awards under this plan may include stock options, stock appreciation rights, performance shares, performance units, and restricted stock. The Committee believes that equity-based incentive plans encourage eligible employees to invest in common stock of the Company, and that such plans foster employees’ loyalty to the Company and increase their interest in the Company’s business and success. The Committee also believes that equity-based incentive plans strengthen the ability of the Company to attract, motivate and retain executives of the superior capability required to achieve the Company’s business objectives in an intensely competitive environment.

For an executive to earn an annual cash incentive award under the rolling three-year incentive plan, the Company must reach or surpass the average return on equity threshold established by the Committee for the three-year period ending in the year in respect of which the incentive is earned. If the average threshold is reached or surpassed, a participating executive, other than the Chief Executive Officer, can earn a cash incentive award ranging from 50% to 140% of his or her base salary, depending on the return on equity achieved. The Chief Executive Officer’s incentive award under the three-year plan can range from 100% to 280% of his base salary. The Committee believes that the rolling three-year plan focuses plan participants on growth and profitability for the Company.

Chief Executive Officer’s 2006 Compensation. Compensation for the Chief Executive Officer is determined through a process similar to that described above for executive officers in general and is embodied in the terms of an employment contract. Pursuant to the terms of the employment contract (see Executive Compensation), the Chief Executive Officer received an annual salary consisting of a $500,000 base salary and annual and long term incentive payments totaling $928,550, of which $434,208 was deferred pursuant to the terms of his employment agreement.

Tax Deductibility of Executive Compensation. The Omnibus Budget Reconciliation Act of 1993 added Section 162(m) to the Internal Revenue Code. Section 162(m) makes certain “non-performance based” compensation to certain executives of the Company in excess of $1,000,000 non-deductible to the Company. To qualify as “performance-based compensation”, performance goals must be pre-established and such goals approved by the Company’s stockholders before such compensation is paid. The Company generally intends to structure the compensation with its executives to achieve maximum deductibility under Section 162(m) with minimum sacrifices in flexibility and corporate objectives.

Gordon E. Forward, Chair	Sam Coats, Member Henry H. Mauz, Jr., Member

PROPOSAL NO. 2

APPROVAL OF THE MASTER PERFORMANCE-BASED INCENTIVE PLAN

We are proposing that shareholders approve the Master Performance-Based Incentive Plan (the “Plan”) adopted by the Compensation Committee. A summary of the Plan is set forth below, and the full text of the Plan is set forth in Appendix A to this proxy statement.

Each year our Compensation Committee adopts an annual incentive plan and a long term (three year) incentive plan that reward participants in the plans, including the named executive officers, with cash incentive payments if the Company achieves defined performance goals. There are currently existing an annual incentive plan covering fiscal year 2007 and three long term incentive plans covering the three-year periods ending May 31, 2007, 2008 and 2009, respectively, which are described above in “Executive Compensation – Agreements and Plans”. Payments under our long term incentive plans are deferred to the extent that they are not deductible by the Company for federal income tax purposes pursuant to section 162(m) of the Internal Revenue Code of 1986, or the Code. Under Section 162(m), the deductibility of compensation paid to our Chief Executive Officer and our four other most highly compensated executive officers (i.e., the covered officers) may be limited to the extent that the compensation to any such individual exceeds $1.0 million in any one year. However, the

Company may deduct compensation in excess of that amount if it qualifies as performance-based compensation, as defined in Section 162(m), which requires, among other things, shareholder approval of the material terms under which the compensation is paid. Incentive payments under our existing annual and long term incentive plans do not qualify as performance-based compensation under section 162(m) and the deductibility of compensation paid to our covered officers is therefore limited by section 162(m). Accordingly, we are requesting that shareholders approve the Plan so that incentive compensation payments under the Plan will qualify as performance based compensation under section 162(m) and will be fully deductible by us.

The Compensation Committee believes that the Plan gives it the ability to tailor performance-based incentive compensation in a flexible manner that coincides with the interests of the shareholders, while allowing the Company to deduct all of the incentive payments made pursuant to the Plan without penalizing any covered officer by deferring any such incentive payments otherwise due to him or her.

If the shareholders vote to approve the Plan, (i) the Compensation Committee intends to adopt, pursuant to the Plan, annual and long term incentive plans for performance periods commencing with fiscal year 2008, and (ii) incentive compensation payments made pursuant to such plans should qualify as “performance-based compensation” within the meaning of Section 162(m) of the Code and be fully deductible by the Company for federal income tax purposes.

If the shareholders do not vote to approve the Plan, (1) the Plan will not become effective, (2) the Compensation Committee will evaluate our compensation plans and determine whether, in accordance with the philosophy and objectives set forth in the “Report of the Compensation Committee on Executive Compensation” above, to continue to adopt annual and long term incentive plans similar to the existing plans or to make modifications to our incentive compensation structure, and (3) payments under any future incentive compensation plans adopted by the Compensation Committee will not qualify as performance based compensation under section 162(m) and the deductibility of incentive compensation paid to covered officers will therefore be limited by section 162(m).

Whether or not the shareholders vote to approve the Plan, the existing annual and long term incentive plans will remain in effect. If the total compensation to any covered officer exceeds $1.0 million in any one year, (1) pursuant to the Chief Executive Officer’s employment agreement, payment of incentive compensation to him under the existing long term and annual incentive plans will be deferred to the extent it is not deductible by the Company, (2) payment of incentive compensation under the existing long term incentive plans to the other covered officers will be deferred to the extent it is not deductible by the Company, and (3) incentive compensation paid under the annual incentive plan that causes any other covered officer’s compensation to exceed $1.0 million for the year may not be deductible by the Company.

Summary of the Plan

The purposes of the Plan are to:

•	provide the Company’s shareholders with above-average returns by creating an interest (focus) for Plan participants that mirrors the interest of the shareholders,

•	encourage above-average performance and teamwork by participants in the Plan,

•	attract and retain top-quality employees and executives by offering incentive awards that are above average (compared to industry standards) when the Company’s performance is above average,

•	provide annual incentives to focus employees’ work on short-term results which are key to the Company’s long-term business success, and provide long-term incentives to focus key employees on long-term results that are consistent with the long-term interests of shareholders, and

•	assure that incentive payments to participants are deductible by the Company for federal income tax purposes.

The Plan authorizes the Compensation Committee of the Board of Directors to adopt annual and long-term incentive plans that will reward participants if the Company achieves defined performance goals during a defined performance period. Annual incentive plans have a performance period of one year or less. Long-term incentive plans have a performance period of more than one year.

Each annual or long-term incentive plan adopted by the Compensation Committee must define the employees who will participate in the plan, the performance period, the performance goals that must be achieved, the resulting award payments and such other terms and conditions as the Compensation Committee approves. Total award payments to any covered officer in a fiscal year may not exceed $5.0 million.

The Compensation Committee may use any of the following performance measures in setting performance goals: revenue, cash flows, net income, operating income, earnings before charges defined by the Compensation Committee, earnings per share, return on assets, return on equity, return on capital, return on investment, operating or other margins, market share, share price, production volumes, sales volumes, debt reductions or cost reductions. Where appropriate, the performance goals and awards may be applied to a geographic region, subsidiary, business segment, product line or other defined portion of the Company or its business.

To receive an award payment, a participant must be employed by the Company on the last day of the performance period, except pro rata annual incentive plan awards will be paid if a participant retires, dies or becomes totally disabled during the performance period. Before payment of any awards, the Compensation Committee must certify that the performance goals of the applicable incentive plan were achieved.

Payments of annual incentive plan awards will be in cash. The Compensation Committee may elect to pay long term incentive awards in cash, stock, stock equivalent or a combination thereof. Stock issued in payment of an award will be issued as “Other Stock Based Awards” under the Company’s 2004 Omnibus Equity Compensation Plan (which has been previously approved by shareholders), and will count against the maximum share limit under such plan.

The approval of the Plan by the shareholders will not limit the power of the Company, the Board of Directors or the Compensation Committee to adopt other compensation plans or arrangements for employees of the Company.

The future awards that will be made to eligible participants under the Plan cannot be determined with certainty at this time since they are based on measures of future performance by the Company. The amounts in the “Bonus” and “LTIP Payouts” columns of the Summary Compensation Table above show the amounts that would have been paid to the named executive officers under the Plan if the existing 2006 annual incentive plan and the long term incentive plan for the three-year period ending on May 31, 2006 had been adopted pursuant to the Plan.

Required Vote and Recommendation

The affirmative vote of a majority of the shares present or represented by proxy at the Annual Meeting and entitled to vote will be required to approve the Plan.

Your Board of Directors recommends that you vote FOR the approval of the Master Performance-Based Incentive Plan described above.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee of the Board of Directors is responsible for, among other things, reviewing the Company’s financial statements with management and the Company’s independent auditors. The Committee’s role is one of oversight, whereas the Company’s management is responsible for preparing the Company’s financial statements and the independent auditors are responsible for auditing those financial statements. The Board of Directors has adopted a written Audit Committee Charter for the Committee. The Committee annually reviews and reassesses the adequacy of such Charter.

In connection with the fiscal year 2006 audit, the Audit Committee has: (i) reviewed and discussed the audited financial statements with management; (ii) discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards 61 (communication with Audit Committees); (iii) received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and discussed with the auditors the auditors’ independence; and (iv) recommended, based on the reviews and discussions noted above, to the Board of Directors that the audited financial statements be included in the Company’s 2006 Annual Report on Form 10-K for filing with the Securities and Exchange Commission.

Keith W. Hughes, Chair	Sam Coats, Member Thomas R. Ransdell, Member

FEES PAID TO INDEPENDENT AUDITORS

Audit Fees. The aggregate fees billed for professional services rendered by Ernst & Young LLP for the audit of our annual financial statements and for the reviews of our financial statements included in the quarterly reports on Form 10-Q and services related to the spin-off of Chaparral Steel Company and related debt restructuring were approximately $982,613 in fiscal year 2006 and $1,625,410 in fiscal year 2005.

Audit-Related Fees. The aggregate fees paid for audit-related services rendered by Ernst & Young LLP were approximately $53,624 in fiscal year 2006 and $53,624 in fiscal year 2005. Audit-related services included pension audits and reference services.

Tax Fees. The aggregate fees paid for services rendered by Ernst & Young LLP for tax compliance and tax consulting were approximately $210,000 in fiscal year 2006 and $247,000 in fiscal year 2005.

All Other Fees. There were no other fees paid to, or services rendered by Ernst & Young LLP in fiscal years 2006 and 2005.

In appointing Ernst & Young LLP to serve as independent auditors for the fiscal year ending May 31, 2006, the audit committee considered whether the provision of these non-audit services is compatible with maintaining the independent auditors’ independence.

The audit committee has pre-approved all audit and permissible non-audit services provided by Ernst & Young LLP in fiscal years 2005 and 2006. Prior to the engagement of Ernst & Young LLP to provide audit and permissible non-audit services, the firm provides our Chief Financial Officer with a proposal and fee estimate, which he then communicates to the audit committee before it acts on the request for pre-approval of such services.

PROPOSAL NO. 3

APPROVAL OF SELECTION OF INDEPENDENT AUDITORS

The Audit Committee of the Board of Directors selected Ernst & Young LLP as independent auditors of the Company to audit its consolidated financial statements for fiscal year 2006 and expects to select Ernst & Young LLP to audit its consolidated financial statements for fiscal year 2007. The Board of Directors has determined that it would be desirable to request that the shareholders approve such selection for 2007.

Ernst & Young LLP, a registered public accounting firm, has served the Company as independent auditors for over 50 years. Representatives of Ernst & Young LLP will be present at the Annual Meeting with the opportunity to make a statement if they desire to do so and to respond to appropriate questions from shareholders.

Shareholder approval is not required for the selection of Ernst & Young LLP, since the Audit Committee of the Board of Directors has the responsibility for selecting auditors. However, the selection is being submitted for approval at the Annual Meeting. No determination has been made as to what action the Audit Committee would take if shareholders do not approve the selection.

The affirmative vote of a majority of the shares present or represented by proxy at the Annual Meeting and entitled to vote will be required to approve the selection of Ernst & Young LLP as independent auditors.

Your Board of Directors recommends you vote FOR approval of the selection of Ernst & Young LLP as independent auditors.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 generally requires our directors and executive officers and persons who own more than 10% of a registered class of our equity securities (“10% owners”) to file with the Securities and Exchange Commission and the New York Stock Exchange initial reports of ownership and reports of changes in ownership of our common stock and other equity securities. Directors, executive officers and 10% owners are required by the Securities and Exchange Commission regulation to furnish us with copies of all Section 16(a) forms they file. Based solely on review of copies of such reports furnished to us and written representations of our directors and executive officers indicating that no other reports were required to be filed during the 2006 fiscal year, we believe that all filing requirements applicable to our directors, executive officers and 10% owners were complied with in accordance with Section 16(a).

ANNUAL REPORT

A copy of our Annual Report to Shareholders for the fiscal year ended May 31, 2006 is being mailed to each shareholder of record along with the proxy material, but is not to be considered as a part of the proxy soliciting materials.

2007 SHAREHOLDER PROPOSALS

Any shareholder proposal intended to be presented for consideration at the 2007 Annual Meeting of Shareholders and to be included in our Proxy Statement must be in proper form and received by the Secretary of the Company at our principal executive offices by the close of business on April 26, 2007. The proposal must comply with the regulations of the Securities and Exchange Commission regarding the inclusion of shareholder proposals in our Proxy Statement.

Any director nomination submitted by shareholders must be received by the Secretary of the Company at our principal executive offices by the close of business on April 26, 2007. Any such submission must comply with the requirements described above in “Board of Directors, Board Committees, Meetings, Attendance and Fees—Governance Committee.”

If shareholder proposals or director nominations are submitted outside the procedure set forth above, our proxy for the 2007 Annual Meeting may confer discretionary authority to vote on such matters without any discussion of such matter in the Proxy Statement for the 2007 Annual Meeting.

MULTIPLE SHAREHOLDERS SHARING SAME ADDRESS

We have elected to implement the Securities and Exchange Commission’s “householding” rules that permit delivery of only one set of proxy materials to shareholders who share an address unless otherwise requested. If you share an address with another shareholder and have received only one set of proxy materials, you may request a separate copy of these materials at no cost to you. If you are a registered holder of shares, you may request a separate copy by calling Mellon Investor Services LLC at (800) 454-8620, or by writing to Mellon Investor Services LLC, P.O. Box 3316, So. Hackensack, NJ 07606. If you hold shares in street name, you may request a separate copy by calling Investor Communication Services at (800) 542-1061, or by writing to Investor Communication Services, Householding Department, 51 Mercedes Way, Edgewood, New York 11717. For future annual meetings, you may request separate voting materials, or request that we send only one set of proxy materials to you if you are receiving multiple copies, by contacting Investor Communication Services at the above phone number or address.

OTHER MATTERS

At the date of this Proxy Statement, the Board of Directors was not aware that any matters not referred to in this Proxy Statement would be presented for action at this Annual Meeting. If any other matters should come before the Annual Meeting, the persons named in the accompanying proxy will have the discretionary authority to vote all proxies in accordance with their best judgment.

By Order of the Board of Directors,

Frederick G. Anderson Secretary

APPENDIX A

TEXAS INDUSTRIES, INC.

MASTER PERFORMANCE-BASED INCENTIVE PLAN

A.	Purpose

1.	To provide the Company’s shareholders with above-average returns by creating an interest (focus) for Incentive Plan participants that mirrors the interest of the shareholders.

2.	To encourage above-average performance and teamwork by Participants.

3.	To attract and retain top-quality employees and executives by offering incentive awards that are above average (compared to industry standards) when the Company’s performance is above average.

4.	To provide annual incentives to focus employee’s work on short term results which are key to TXI’s long term business success, and to provide long term incentives to focus key employees on long term results that are consistent with the long term interests of shareholders.

5.	To assure that incentive payments to Participants are deductible by the Company for federal income tax purposes.

B.	Definitions

“Administrative Committee” means the Chief Executive Officer, the Chief Financial Officer, the Vice President and General Counsel and the Vice President of Human Resources of the Company.

“Annual Incentive Award” means an amount that becomes payable to a Participant in accordance with an Annual Incentive Plan.

“Annual Incentive Plan” means an Incentive Plan with a Performance Period of one year or less.

“Award” means an Annual Incentive Award or a Long Term Incentive Award.

“Board” means the Board of Directors of the Company.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” means Texas Industries, Inc. and any successor thereto.

“Compensation Committee” means the Compensation Committee of the Board, or if the Board has not appointed a Compensation Committee, then the committee to which the Board has delegated administration of this Plan. The Compensation Committee must be comprised solely of two or more “outside directors”, as defined in Section 162(m) of the Code.

“Covered Person” shall mean the Chief Executive Officer of the Company, on the last day of the taxable year, and any other officer whose compensation must be disclosed to shareholders under the Securities and Exchange Commission rules under the Securities Exchange Act of 1934 by reason of his or her being among the four highest compensated officers (other than the Chief Executive Officer) for the taxable year.

“Employee” means an employee (including a Covered Person) of the Company or one of its subsidiaries.

“Incentive Plan” means a plan adopted by the Compensation Committee in accordance with the terms of this Plan that will reward Participants if the Company achieves defined Performance Goals. An Incentive Plan may be either an Annual Incentive Plan, a Long Term Incentive Plan or both.

“Long Term Incentive Award” means an amount that becomes payable to a Participant in accordance with a Long Term Incentive Plan.

“Long Term Incentive Plan” means an Incentive Plan with a Performance Period of more than one year.

“Participant” means an Employee who is selected by the Compensation Committee to participate in an Incentive Plan, either individually or by job classifications or categories.

“Performance Goal” means one or more performance objectives selected by the Compensation Committee, which are used to determine the amount of a Participant’s Award (which may include a specific share of a pooled Award). Such objectives will be based on any one or more of the following measures that the Compensation Committee deems appropriate: revenue, cash flows, net income, operating income, earnings before charges defined by the Compensation Committee, earnings per share, return on assets, return on equity, return on capital, return on investment, operating or other margins, market share, share price, production volumes, sales volumes, debt reductions or cost reductions. In the Compensation Committee’s sole discretion, Performance Goals and Awards may be applied to a geographic region, subsidiary, business segment, product line or other defined portion of the Company or its business.

“Performance Period” means the period of time over which Company performance is measured in determining whether a Performance Goal has been achieved.

“Plan” means this Master Performance-Based Incentive Plan.

C.	Administration

1.	The Compensation Committee is responsible for administering and interpreting this Plan and the Incentive Plans. The Compensation Committee may amend or terminate this Plan at its discretion, subject to ratification by the Board. All actions taken and all interpretations and determinations made by the Compensation Committee shall be final and binding upon all parties. Without limiting the generality of the foregoing, the Compensation Committee may rescind or modify any actions taken by the Administrative Committee.

2.	Amendments and exceptions to any Incentive Plan provisions must be approved by the Compensation Committee, except as provided in Section C.3.

3.	The Administrative Committee has the authority to (i) add or delete acquired or divested operations to Incentive Plans, (ii) make adjustments to Incentive Plans because a material change in the Company’s business, operations, corporate structure, financial structure or otherwise have made such adjustments necessary to reflect the spirit and objectives of the Incentive Plans, and (iii) lower a Participant’s level of participation in an Annual Incentive Plan (affected Participants will be given an explanation in writing). Such actions and changes will be reported to the Compensation Committee and will be binding upon the Participants.

D.	Adoption of Incentive Plans

1.	The Compensation Committee has the authority to adopt Incentive Plans from time to time. Each Incentive Plan must define the Participants in the Incentive Plan, the Performance Period, the Performance Goals, the resulting Award amounts, and such other terms and conditions as the Compensation Committee shall approve.

2.	Incentive Plans in which Covered Persons will be Participants must be adopted by the earlier of (i) the 90th day after the beginning of the Performance Period, (ii) the day before the date on which twenty-five percent (25%) of the Performance Period (as scheduled in good faith at the time the Performance Goal is established) has lapsed, and (iii) the day before the date on which attainment of the Performance Goal is substantially certain.

3.	Notwithstanding any provision hereof to the contrary, no Covered Person will become entitled to Awards during any fiscal year which, in the aggregate, exceed $5,000,000.

4.	This Plan will become effective upon approval by the shareholders of the Company. No Awards may be paid to any Participant prior to the date of such approval. The approval of this Plan by the

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shareholders of the Company does not limit the power of the Company, the Board or the Compensation Committee to adopt other compensation plans or arrangements for any or all of the Employees, including plans or arrangements which provide for payments that do not qualify as performance-based compensation under section 162(m) of the Code.

E.	Eligibility for Award Payments

1.	To be eligible to receive payment of Awards, Participants must remain continuously employed by the Company as regular employees from the time they become Participants through the last day of the Performance Period, except Annual Incentive Awards will be paid if a Participant in an Annual Incentive Plan terminates employment due to death, total disability or normal retirement (age 65 or older) during the Performance Period, in which event the Award will be appropriately pro-rated for such Participant’s period of participation.

F.	Payment of Awards

1.	Before payment of an Award to a Participant, the Compensation Committee must certify that the Performance Goals of the applicable Incentive Plan were achieved.

2.	Unless deferred in accordance with Section F.6, Awards will be paid no earlier than the end of the Performance Period and no later than 75 days (or such additional time as is reasonably required) following the end of the Performance Period.

3.	Employees who become Participants in, or whose level of participation is changed during, the Performance Period will have their Award (if any) appropriately prorated.

4.	All taxes and other deductions required by law will be withheld from Award payments.

5.	The Compensation Committee may elect to pay Long Term Incentive Awards in cash, stock, stock equivalent or a combination thereof. Stock issued in payment of an Award will be issued as “Other Stock Based Awards” under the Company’s 2004 Omnibus Equity Compensation Plan (which has been previously approved by shareholders), and will count against the maximum share limit under such plan.

6.	Notwithstanding any provision hereof to the contrary, the Compensation Committee may provide, at the time it adopts any Long Term Incentive Plan, that payment of all or any portion of a Long Term Incentive Award shall be deferred in such manner as it selects, so long as such deferral satisfies the requirements of section 409A of the Code.

G.	Miscellaneous

1.	Unless otherwise expressly determined by the Compensation Committee, Incentive Plans do not cover employees of entities acquired during a Performance Period by the Company, or Employees who are covered by collective bargaining agreements.

2.	Participation in any Incentive Plan is not an employment agreement or a guarantee of employment or compensation.

3.	This Plan and all Incentive Plans will be governed by the laws of the State of Texas without regard to the conflict of laws provisions thereof.

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PROXY

TEXAS INDUSTRIES, INC.

Annual Meeting of Shareholders – October 17, 2006

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY

The undersigned hereby appoints Mel G. Brekhus and Robert D. Rogers, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Texas Industries, Inc. Common Stock which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Shareholders of the Company to be held on Tuesday, October 17, 2006 at 9:30 A.M. at the James M. Collins Executive Education Center, 3150 Binkley Avenue, on the Campus of Southern Methodist University in Dallas, Texas or at any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the Meeting.

(Continued and to be marked, dated and signed, on the other side)

For address change, householding, and/or comments, please mark the corresponding box on the reverse side.

Address Change	Householding		Comments

	YES ☐	NO ☐

Ù FOLD AND DETACH HERE Ù

You can now access your Texas Industries, Inc. account online.

Access your Texas Industries, Inc. shareholder account online via Investor ServiceDirect® (ISD).

Mellon Investor Services LLC, Transfer Agent for Texas Industries, Inc., now makes it easy and convenient to get current information on your shareholder account.

• View account status	• View payment history for dividends
• View certificate history	• Make address changes
• View book-entry information	• Obtain a duplicate 1099 tax form
• Establish/change your PIN

Visit us on the web at http://www.melloninvestor.com/isd

For Technical Assistance Call 1-877-978-7778 between 9am-7pm

Monday-Friday Eastern Time

Investor ServiceDirect® is a registered trademark of Mellon Investor Services LLC

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” THE PROPOSALS.							Please mark here for Address Change, Householding and/or Comments		☐
and note it on the reverse side.

							FOR	AGAINST	ABSTAIN
1. To elect three directors to terms expiring in 2009;	FOR ALL ☐	WITHHELD FOR ALL ☐				3. To approve the selection of Ernst & Young LLP as our independent auditors; and	☐	☐	☐
Nominees:							FOR	AGAINST	ABSTAIN
01 Gordon E. Forward 02 Keith W. Hughes 03 Henry H. Mauz, Jr.						4. To transact any other business that may properly come before the Annual Meeting or any adjournment thereof.	☐	☐	☐

Withheld for the nominees you list below: (Write that nominee’s name in the space provided below.)			FOR	AGAINST	ABSTAIN

HOUSEHOLDING AND ELECTRONIC CONSENT

By marking the box in the upper right corner and noting it on the reverse side, you consent to receive certain future shareholder communications in a single package per household. Additionally, you may choose to consent to receive proxy materials and tax documents online by logging on to the transfer agent website at www.melloninvestor.com/isd where step-by-step instructions will prompt you through the registration.

2. To approve the Master Performance-Based Incentive Plan;			☐	☐	☐

							I PLAN TO ATTEND THIS MEETING		☐

Signature	Signature	Date

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as officer, attorney, executor, administrator, trustee or guardian, please give full title as such.

Ù FOLD AND DETACH HERE Ù

Vote by Internet or Telephone or Mail

24 Hours a Day, 7 Days a Week

Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to annual meeting day.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Internet http://www.proxyvoting.com/txi Use the internet to vote your proxy. Have your proxy card in hand when you access the web site.	OR	Telephone 1-866-540-5760 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.	OR	Mail Mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

If you vote your proxy by Internet or by telephone,

you do NOT need to mail back your proxy card.

You can view the Annual Report and Proxy Statement

on the Internet at http://investorrelations.txi.com